Exhibit 2

Case No. 16-10671

IN THE UNITED STATES COURT OF APPEALS

FOR THE FIFTH CIRCUIT

ASHFORD HOSPITALITY PRIME, INCORPORATED,

Plaintiff – Appellee

v.

SESSA CAPITAL (MASTER), L.P.,

Defendant–Third Party Plaintiff – Appellant

SESSA CAPITAL GP, L.L.C.; SESSA CAPITAL IM, L.P.; SESSA CAPITAL IM GP, L.L.C.; JOHN E. PETRY; PHILIP B. LIVINGSTON; LAWRENCE A. CUNNINGHAM; DANIEL B. SILVERS; CHRIS D. WHEELER,

Defendants – Appellants

v.

DOUGLAS A. KESSLER; ANDREW STRONG; STEFANI D. CARTER; CURTIS B. MCWILLIAMS; MONTY J. BENNETT; ASHFORD HOSPITALITY

ADVISORS, L.L.C.; ASHFORD, INCORPORATED; MATTHEW

D. RINALDI; W. MICHAEL MURPHY,

Third Party Defendants – Appellees

Consolidated w/16-10672

ASHFORD HOSPITALITY PRIME, INCORPORATED,

Plaintiff – Appellee

v.

SESSA CAPITAL (MASTER), L.P.; SESSA CAPITAL GP, L.L.C.; SESSA CAPITAL IM, L.P.; SESSA CAPITAL IM GP, L.L.C.; JOHN E. PETRY; PHILIP B. LIVINGSTON; LAWRENCE A. CUNNINGHAM;

DANIEL B. SILVERS; CHRIS D. WHEELER,

Defendants – Appellants

On Appeal from the United States District Court

For The Northern District of Texas, Dallas Division

Civ. Nos. 3:16-cv-00527-N and 3:16-cv-00713

APPELLANTS’ REPLY BRIEF

John D. Byars Bartlit Beck Herman Palenchar & Scott LLP Courthouse Place 54 W. Hubbard Street, Suite 300 Chicago, Illinois 60654 Telephone No. (312) 494-4400 Facsimile No. (312) 494-4440	Glen E. Summers, Lead Counsel Joseph W. Doman Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, 8th Floor Denver, Colorado 80202 Telephone No. (303) 592-3100 Facsimile No. (303) 592-3140

Attorneys for Appellants

Nos. 16-10671 and 16-10672

IN THE UNITED STATES COURT OF APPEALS

FOR THE FIFTH CIRCUIT

Ashford Hospitality Prime, Inc. v. Sessa Capital (Master), L.P.

CERTIFICATE OF INTERESTED PERSONS

The undersigned counsel of record certifies that the following listed persons and entities as described in the fourth sentence of Rule 28.2.1 have an interest in the outcome of this case. These representations are made in order that the judges of this Court may evaluate possible disqualification or recusal.

1.            Sessa Capital (Master), L.P. (“Sessa”), Defendant-Appellant, Counterclaimant and Third-Party Claimant, is a Cayman Islands exempted limited partnership that is not publicly traded;

2.            Sessa Capital GP, LLC, Defendant-Appellant, is a Delaware limited liability company that is not publicly traded;

3.            Sessa Capital IM, L.P., Defendant-Appellant, is a Delaware limited partnership that is not publicly traded;

4.            Sessa Capital IM GP, LLC, Defendant-Appellant, is a Delaware limited liability company that is not publicly traded;

5.            John E. Petry, Defendant-Appellant, is the founder and manager of the Sessa entities and one of the persons nominated by Sessa as a candidate for election to the board of Ashford Hospitality Prime Inc. (“Ashford Prime”);

 i

6.            Philip B. Livingston, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Prime;

7.            Lawrence A. Cunningham, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Prime;

8.            Daniel B. Silvers, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Prime;

9.            Chris D. Wheeler, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Hospitality Prime Inc.;

10.          Ashford Hospitality Prime, Inc., Plaintiff-Counterclaim-Defendant-Appellee, is a publicly traded Maryland corporation. There are no publicly held corporations that own ten percent or more of Ashford Prime;

11.          Ashford Inc., Third-Party Defendant-Appellee, is a publicly-traded Delaware corporation. There are no publicly held corporations that own ten percent or more of Ashford Inc.;

12.          Ashford Hospitality Advisors LLC, Third-Party Defendant-Appellee, is a Delaware limited liability company and a subsidiary of and the operating company of Ashford Inc.;

13.          Monty J. Bennett, Third-Party Defendant-Appellee, is the CEO and Chairman of the Board of Directors of Ashford Hospitality Prime;

14.          Douglas A. Kessler, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

15.          Stefani D. Carter, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

16.          Curtis B. McWilliams, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

17.          W. Michael Murphy, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

18.          Matthew D. Rinaldi, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime; and

19.          Andrew Strong, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime.

Attorneys for Defendants-Appellants:

Glen E. Summers

Sundeep Kumar (Rob) Addy

Joseph W. Doman

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No. (303) 592-3140

Paul J. Skiermont Eliot J. Walker Shellie Stephens Skiermont Derby LLP 2200 Ross Ave., Suite 4800W Dallas, Texas 75201 Telephone No. (214) 978-6600 Facsimile No. (214) 978-6601

John D. Byars Bartlit Beck Herman Palenchar & Scott LLP Courthouse Place 54 W. Hubbard Street, Suite 300 Chicago, Illinois 60654 Telephone No. (312) 494-4400 Facsimile No. (312) 494-4440

John B. Isbister

Daniel S. Katz

Christopher D. Heagy

Thomas M. Joraanstad

Tydings & Rosenberg LLP

100 East Pratt Street, 26th Floor

Baltimore, Maryland 21202

Telephone No. (410) 752-9700

Facsimile No. (410) 727-5460

Attorneys for Plaintiffs-Appellees:

Martin L. Seidel

Nathan M. Bull

Jared Stanisci

Jonathan Morind Hoff

Cadwalader, Wichersham & Taft LLP

200 Liberty Street

New York, New York 10281

Telephone No. (212) 504-6000

Facsimile No. (212) 406-6666

Matthew G. Nielsen James C. Bookhout Bradley W. Foster Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 Telephone No. (214) 659-4400 Facsimile No. (214) 659-4401

G. Stewart Webb, Jr. John T. Prisbe Michael J. Vilson Venable LLP 750 East Pratt Street, Suite 900 Baltimore, Maryland 21202	David Clarke, Jr. DLA Piper LLP (US) 500 8th Street, NW Washington, DC 20004 Telephone No. (202) 799-4503 Facsimile No (202) 799-5503

James D. Mathias DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209 Telephone No. (410) 580-3000 Facsimile No. (410) 580-3001	James R. Nelson DLA Piper LLP (US) 1717 Main Street, Suite 4600 Dallas, Texas 75201-4629 Telephone No. (214) 743-4500 Facsimile No (214) 743-4545

Thomas F. Allen, Jr. Evan P. Singer Jones Day 2727 North Harwood Street Dallas, Texas 75201-1515 Telephone: (214) 220-3939 Facsimile: (214) 969-5100

s/ Glen E. Summers
Glen E. Summers
Attorney of Record for Appellants

 v

TABLE OF CONTENTS

CERTIFICATE OF INTERESTED PERSONS			i

INTRODUCTION			1

STANDARD OF REVIEW			2

ARGUMENT			2

I.	The District Court Committed an Error of Law in Holding That the Board’s Disqualification of the Sessa Candidates Is Reviewed Under Maryland’s Business Judgment Rule		2

	A.	The Maryland Court of Appeals Has Made Clear That it Would Not Apply the Business Judgement Rule	2

	B.	Every Relevant Decision of the Maryland Courts and Federal Courts Applying Maryland Law Confirms That the Maryland Court of Appeals Would Not Apply the Business Judgment Rule	4

	C.	The Applicable Maryland Statutes Are Not to the Contrary	5

	D.	The Recent Amendments to the Maryland Statute Are Irrelevant	7

	E.	The Maryland Court of Appeals Would Apply the Blasius Standard	7

	F.	The Maryland Court of Appeals Would Not Tolerate the Incumbent Directors’ Discriminatory Application of the Advance Notice Bylaws	8

II.	The District Court Committed a Further Error of Law by Applying the Wrong Legal Standard in Applying Maryland’s Business Judgment Rule		10

	A.	Sessa Has Overcome the Business Judgment Rule with Evidence the Incumbent Directors Acted in Bad Faith	12

	B.	Sessa Has Overcome the Business Judgment Rule with Evidence That Ms. Carter and the Other Directors Had a Personal Interest in the Election	13

	C.	Sessa Has Overcome the Business Judgment Rule with Evidence the Board Did Not Act on an Informed Basis	15

III.	The District Court Committed a Further Error of Law by Allowing the Incumbent Directors to Disqualify the Sessa Candidates Based on an Alleged Failure to Provide Information That Is Not Required by the Bylaws		17

IV.	There Is No Basis to Conclude that Sessa Had Undisclosed Plans it Refused to Disclose		18

V.	Sessa Has Not Waived its Right to Request a New Election		20

VI.	The Court Should Require the Incumbent Directors to Approve the Sessa Candidates for Purposes of the Proxy Penalty and Beware the Ashford Parties’ Efforts to Confuse the Issues		24

VII.	The Alternative Grounds for Affirmance Urged by the Ashford Parties Are Without Merit and Should Not Be Addressed by This Court in the First Instance		25

VIII.	The Equities Sharply Favor Sessa		27

CONCLUSION			28

TABLE OF AUTHORITIES

Cases

Ackal v. Centennial Beauregard Cellular, L.L.C.,
700 F.3d 212 (5th Cir. 2012)	2

Aprahamian v. HBO & Co.,
531 A.2d 1204 (Del. Ch. 1987)	13, 14

Avery v. Maremont Corp.,
628 F.2d 441 (5th Cir. 1980)	4

Barefoot Architect, Inc. v. Bunge,
632 F.3d 822 (3d Cir. 2011)	23

Blasius Indus., Inc. v. Atlas Corp.,
564 A.2d 651 (Del. Ch. 1988)	7, 8, 27

Boland v. Boland,
31 A.3d 529 (Md. 2011)	11, 13, 16

Daniels v. New Germany Fund, Inc.,
2006 WL 4523622 (D. Md. Mar. 29, 2006)	4, 9

Hill v. U. S. Fid. & Guar. Co.,
428 F.2d 112 (5th Cir. 1970)	4

Hills Stores Co. v. Bozic,
769 A.2d 88 (Del. Ch. 2013)	24, 25

Hormel v. Helvering,
312 U.S. 552 (1941)	23

Howe ex rel. Howe v. Scottsdale Ins. Co.,
204 F.3d 624 (5th Cir. 2000)	3

Hubbard v. Hollywood Park Realty Enters., Inc.,
1991 WL 3151 (Del. Ch. Jan. 14, 1991)	20

JANA Master Fund, Ltd. v. CNET Networks, Inc.,
954 A.2d 335 (Del. Ch. 2008)	17

Kallick v. SandRidge Energy, Inc.,
68 A.3d 242 (Del. Ch. 2013)	24

Kennecott Copper Corp. v. Curtiss-Wright Corp.,
584 F.2d 1195 (2d Cir. 1978)	22

Langston v. Riffe,
754 A.2d 389 (Md. 2000)	7

Mountain Manor Realty, Inc. v. Buccheri,
461 A.2d 45 (Md. Ct. Spec. App. 1983)	4

NCR Corp. v. Am. Tel. & Tel. Co.,
761 F. Supp. 475 (S.D. Ohio 1991)	4, 11, 16

Openwave Sys. Inc. v. Harbinger Capital Partners Master Fund I, Ltd.,
924 A.2d 228 (Del. Ch. 2007)	20

O'Sullivan v. Countrywide Home Loans, Inc.,
319 F.3d 732 (5th Cir. 2003)	2

Peterson v. Bell Helicopter Textron, Inc.,
806 F.3d 335 (5th Cir. 2015)	23

Shaker v. Foxby Corp.,
2005 WL 914385 (Md. Cir. Ct. Mar. 15, 2005)	passim

Shenker v. Laureate Educ., Inc.,
983 A.2d 408 (Md. 2009)	2, 3, 4, 5

Sutton v. FedFirst Fin. Corp.,
126 A.3d 765 (Md. Ct. Spec. App. 2015)	3, 4

Tackney v. U.S. Naval Academy Alumni Ass’n,
971 A.2d 309 (Md. 2009)	8

Thomas v. Hoffman-LaRoche, Inc.,
949 F.2d 806 (5th Cir. 1992)	4

United States v. Jenkins,
974 F.2d 32 (5th Cir. 1992)	25

Unocal Corp v. Mesa Petroleum Co.,
493 A.2d 946 (Del. 1985)	5, 6, 8

W. Dist. Council of Lumber Prod. & Indus. Workers v. La. Pac. Corp.,
892 F.2d 1412 (9th Cir. 1989)	21, 22

Werbowsky v. Collomb,
766 A.2d 123 (Md. 2001)	13, 14

Williamson-Dickie Mgf. Co. v. Apparel Ltd.,
2015 U.S. Dist. LEXIS 75227 (N.D. Tex. 2015)	25

State Statutes

Md. Code Ann., Corps. & Ass’ns § 2-404(b)(1)	21, 27

Md. Code Ann., Corps. & Ass’ns § 2-405.1	7, 11

Md. Code Ann., Corps. & Ass’ns § 2-405.1(a)	10, 11, 12

Md. Code Ann., Corps. & Ass’ns § 2-405.1(e)	11

Md. Code Ann., Corps. & Ass’ns § 2-405.1(f)	5, 6

Federal Rules

Fed. R. App. P. 8(a)(2)(A)(i)	22

Other Authorities

5 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 2025 (Sept. 2015)	20

James J. Hanks, Jr., Maryland Corporation Law § 6.8	11, 13

 x

INTRODUCTION

In their brief, the Ashford Parties go to great lengths to defend the district court’s decision. At times, they appear to test the bounds of zealous advocacy with characterizations of the facts that cannot be squared with the record and descriptions of the law that find little basis in the cases. With respect to at least one significant issue, they seem to deliberately try to confuse the Court. But when the Court cuts through the fog the Ashford Parties have created, it becomes clear that the district court committed at least four legal errors that require reversal:

First, the district court erred by holding that the incumbent directors’ disqualification of the Sessa Candidates is reviewed under Maryland’s business judgment rule. Second, the district court erred by using an incorrect standard in applying Maryland’s business judgment rule. Third, the district court erred by upholding the incumbent directors’ disqualification of the Sessa Candidates on the ground that they violated the bylaws by failing to disclose their “plans” for the Company when there is no such requirement in the bylaws. Fourth, the district court erred by upholding the incumbent director’s disqualification of the Sessa Candidates on the basis of an alleged omission that was purely technical, despite well-established law that advance notice provisions are not to be enforced to defeat stockholder nominations on inequitable or purely technical grounds.

1

Perhaps recognizing that the district court’s decision cannot withstand scrutiny, the Ashford Parties try to hide behind a spurious waiver argument and a litany of alternative arguments for affirmance that hardly warrant a response. Finally, the Ashford Parties’ arguments that the equities favor them border on absurd in light of the stockholders’ unprecedented, overwhelming vote to “withhold” support from the incumbents. As explained below, the Ashford Parties’ arguments are without merit, the district court’s order should be reversed, and this Court should set aside the results of the June 10, 2016 election and require that a new election be held.

STANDARD OF REVIEW

The Ashford Parties suggest that the district court’s decision is reviewed only for abuse of discretion. They are incorrect. “Application of an incorrect legal standard is, by definition, an abuse of discretion, and is reviewed de novo.” Ackal v. Centennial Beauregard Cellular, L.L.C., 700 F.3d 212, 215 (5th Cir. 2012); see also O'Sullivan v. Countrywide Home Loans, Inc., 319 F.3d 732, 737 (5th Cir. 2003) (legal errors reviewed de novo).

ARGUMENT

I.	The District Court Committed an Error of Law in Holding That the Board’s Disqualification of the Sessa Candidates Is Reviewed Under Maryland’s Business Judgment Rule

A.	The Maryland Court of Appeals Has Made Clear That it Would Not Apply the Business Judgement Rule

In applying the business judgment rule to the incumbent board’s disqualification of the Sessa Candidates, the district court relied almost exclusively on the Maryland Court of Appeals’ statement in Shenker that “the business judgment rule applies to all decisions regarding [a] corporation’s management.” (ROA.16-10671.4148; 16-10672.4645, quoting Shenker v. Laureate Educ., Inc., 983 A.2d 408, 424 (Md. 2009)). But the district court overlooked the next paragraph of Shenker, in which the Court of Appeals made clear that “[w]here the rights attendant to stock ownership are adversely affected,” including specifically when “a shareholder’s right to vote” is impaired, “the business judgment rule does not apply.” Shenker, 983 A.2d at 424. Indeed, the Shenker decision described the business judgment rule as applying to directors only when “acting in their managerial capacity.” See, e.g., id. at 421. The Maryland Court of Appeals has thus established that board decisions relating to stockholder voting rights are not managerial decisions and are not reviewed under Maryland’s business judgment rule.

2

The district court was not at liberty to ignore these statements from Maryland’s highest court. It is well-established that in applying state law, federal courts are required to follow the decisions of the state’s highest court. Howe ex rel. Howe v. Scottsdale Ins. Co., 204 F.3d 624, 627 (5th Cir. 2000).

The Ashford Parties attempt to dismiss Shenker by quoting a decision of Maryland’s intermediate Court of Special Appeals, Sutton v. FedFirst Fin. Corp., 126 A.3d 765, 787 (Md. Ct. Spec. App. 2015), for the proposition that “the specific holding of Shenker was confined to the facts of the case, ‘a cash-out merger transaction.’” Appellees’ Brief 30. But they misleadingly fail to include the next sentence of Sutton, where the court observed that “the principles set forth were not limited to that specific factual scenario.” Sutton, 126 A.3d at 787. Even if not the “specific holding” of Shenker, the pertinent language is “convincing evidence of the likely result” that must be considered in predicting how the Maryland Court of Appeals would decide the issue. Thomas v. Hoffman-LaRoche, Inc., 949 F.2d 806, 812 (5th Cir. 1992).

3

B.	Every Relevant Decision of the Maryland Courts and Federal Courts Applying Maryland Law Confirms That the Maryland Court of Appeals Would Not Apply the Business Judgment Rule

Every relevant decision of other courts applying Maryland law confirms that the business judgment rule does not apply in these circumstances. See Shaker v. Foxby Corp., 2005 WL 914385, at *4-5 (Md. Cir. Ct. Mar. 15, 2005) (“Maryland law provides the same protection to shareholder voting rights that obtains in Delaware, in similar factual contexts, such as the present one involving a proxy fight over control of the board.”; Daniels v. New Germany Fund, Inc., 2006 WL 4523622 (D. Md. Mar. 29, 2006) (same); Mountain Manor Realty, Inc. v. Buccheri, 461 A.2d 45, 53 (Md. Ct. Spec. App. 1983) (applying balancing test); see also NCR Corp. v. Am. Tel. & Tel. Co., 761 F. Supp. 475, 496 (S.D. Ohio 1991) (following Mountain Manor).

The Ashford Parties try to ignore these cases. However, decisions from Maryland courts and federal courts sitting in Maryland, which are more familiar with Maryland law, have “persuasive force,” Hill v. U. S. Fid. & Guar. Co., 428 F.2d 112, 114-15 (5th Cir. 1970), and are “entitled to great weight on review,” Avery v. Maremont Corp., 628 F.2d 441, 446 (5th Cir. 1980).

4

The Ashford Parties attempt to dismiss Shaker as an “unreported Maryland trial court decision without precedential weight.” Appellees’ Brief 32. But the decision, authored by a highly-regarded Maryland judge, is considered a published decision and persuasive authority in Maryland.1

C.	The Applicable Maryland Statutes Are Not to the Contrary

Unable to cite a single case to support their contention that Maryland’s business judgment rule applies to decisions regarding the eligibility of board candidates (Appellees’ Brief 6-7), the Ashford Parties attempt to rely on Md. Code Ann., Corps. & Ass’ns (“MGCL”) § 2-405.1(f), which provides that “[a]n act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.” Appellees’ Brief 29. But the Maryland Court of Appeals held in Shenker that § 2-405.1(f) is only “meant to reject in Maryland the heightened scrutiny imposed on directors of Delaware corporations in hostile takeover situations by the Delaware Supreme Court in Unocal Corp v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985).” Shenker, 983 A.2d at 427.

1 The Maryland state judiciary maintains an “opinion database” of published decisions from the Circuit Court.  The Shaker decision is published on that database.  http://www.mdcourts.gov/businesstech/opinions_archive2005.html.

5

By referring to Unocal, the Maryland Court of Appeals indicated what constitutes a “hostile takeover” in Maryland: an unwanted attempt to acquire ownership of a company through a tender offer for the target company’s stock, often furthered by an additional corporate transaction such as a “cash out merger.” See e.g., Unocal Corp., 493 A.2d at 949-50. There is no hostile takeover in this case. Sessa merely sought to exercise its right under the bylaws and Maryland law to nominate and vote for director candidates other than the incumbents. Sessa was making no effort to increase its ownership stake and, indeed, is prohibited from mounting a hostile takeover by Ashford Prime’s Articles of Incorporation, which limit ownership of Ashford Prime’s stock to 9.8% or less. (ROA.16-10672.618) Appellees have not cited any case in which a Maryland court has applied Section 2-405.1(f) to actions of a corporate board that relate to stockholder voting.

Appellees attempt to create a false impression that this case involves some form of hostile takeover by asserting that the case involved “coordinated purchases of the Company’s stock” and a “joint agreement to seize control of the Board.” Appellees’ Brief 14, 48. But the district court made no such finding and no such evidence exists.

The only Sessa Candidate who purchased any Ashford Prime stock was Mr. Livingston. (ROA.16-10672.3511) His purchase of 4,000 shares at a total cost of roughly $40,000 was immaterial, representing less than .000016% of Ashford Prime’s outstanding common stock. (ROA. 16-10672.2014) He made the purchase independently, after Sessa submitted his nomination materials, only because he “think[s] it’s very important for directors to own stock in the company, to align themselves with the shareholders.” (ROA.16-10672.3872)

6

Furthermore, four of the five Sessa Candidates had no affiliation whatsoever with Sessa. (ROA.16-16072.3535-37) They all provided written certifications that they had not entered into “any agreement, arrangement or understanding” as to how they would vote as directors on “any issue or question.” (ROA.16-10672.3582; .3644; .3689; .3748; .3806)

D.	The Recent Amendments to the Maryland Statute Are Irrelevant

The Ashford Parties mention Maryland’s pending amendment of MGCL § 2-405.1, but are unable to explain how it has any significance to this case. The Ashford Parties concede that the amendment does not go into effect until October 1, 2016 (Appellees’ Brief 30), and under Maryland law it does not apply retroactively. Langston v. Riffe, 754 A.2d 389, 394 (Md. 2000) (citation omitted) (“In the absence of clear legislative intent to the contrary, a statute is not given retrospective effect.”). As explained in Sessa’s Opening Brief, the amendment does not refer to stockholder voting and would therefore not be construed to apply to matters of stockholder voting rights. The Ashford Parties do not even attempt to refute these arguments.

E.	The Maryland Court of Appeals Would Apply the Blasius Standard

As explained in Sessa’s Opening Brief, the Delaware Court of Chancery has held that a board must provide a “compelling justification” for actions that have the “primary purpose of impeding the exercise of stockholder voting.” See Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651, 661 (Del. Ch. 1988). The incumbent directors’ decision to disqualify the Sessa Candidates falls squarely within the ambit of the Blasius category, as it plainly had the “primary purpose of impeding the exercise of stockholder voting.”

7

Citing Tackney v. U.S. Naval Academy Alumni Ass’n, 971 A.2d 309 (Md. 2009), the Ashford Parties assert that the Maryland Court of Appeals “rejected an attempt to apply Blasius to the review of a board action that allegedly interfered with stockholder voting rights.” Appellees’ Brief 31. But the Ashford Parties’ description of the Tackney decision is highly misleading. Tackney had nothing to do with “stockholder voting rights.” It concerned voting rights of members of a private, non-profit, voluntary organization that has no stockholders. Tackney, 971 A.2d at 311. The Court declined to apply Blasius’s compelling justification standard because, “in contrast to Blasius,” the association’s members “were not denied the opportunity to vote for their preferred candidate.” Tackney, 971 A.2d at 320.

Regardless, the incumbent directors’ conduct would not survive scrutiny under either the Blasius or the Unocal standard, which the Ashford Parties appear to tacitly concede by relegating the issue to one conclusory footnote. See Appellees’ Brief 32 n.8.

F.	The Maryland Court of Appeals Would Not Tolerate the Incumbent Directors’ Discriminatory Application of the Advance Notice Bylaws

As explained in Sessa’s Opening Brief, it is well-established that advance notice provisions cannot be used to discriminate against director nominees or to entrench incumbent directors. Indeed, this principal was expressly adopted by the Maryland Circuit Court in Shaker, 2005 WL 914385, at *4, and by the U.S. District Court for the District of Maryland in Daniels, 2006 WL 4523622, at *3.

8

Incredibly, the Ashford Parties assert that Sessa “has not proffered any evidence of discriminatory enforcement.” Appellees’ Brief 32. But the Ashford Parties concede that the Company required the Sessa Candidates to complete a special, onerous questionnaire. That questionnaire was designed to provoke objections and answers that could be characterized as incomplete, and that improperly went beyond the requirements of the bylaws. Opening Brief 34-35.

Ashford Prime’s bylaws specify what information the board can require from director nominees, and they expressly incorporate the requirements of Regulation 14A. (ROA.16-10672.2214) The questionnaires provided to the incumbent directors were consistent with the bylaws, and even contained citations to Regulation 14A for guidance. (ROA.16-10672.2474-522) The questionnaire provided to the Sessa Candidates, however, deleted the internal references to Regulation 14A and sought disclosure of a vast amount of information not required by Regulation 14A, such as all of the candidate’s “plans” or “proposals” for the Company, all of the candidate’s discussions regarding the Company, and copies of any “related analysis, emails, correspondence or documentation.” (ROA.16-10672.2308-13)

The Ashford Parties claim there is “nothing sinister” in having a special questionnaire for “insurgents – who were previously unknown to the Company.” Appellees’ Brief 47. But this argument is belied by that fact that even when the incumbent directors were first considered for the Ashford Prime board, they did not have to fill out a questionnaire like the one required of the Sessa Candidates. (ROA. 16-10672.2327-69, 2013 Ashford Trust Questionnaire)

9

The incumbent directors’ complaints about the Sessa Candidates’ completed questionnaires also reflects discriminatory treatment. The incumbent directors complain that Livingston did not immediately disclose a purchase of a small amount of Ashford Prime stock. However, they do not dispute that Stefani Carter, the incumbent Chair of Ashford Prime’s Nominating and Governance Committee (the “Nominating Committee”), failed to disclose her ownership of Company stock on multiple questionnaires without consequence. Opening Brief 35.

Likewise, the incumbent directors complain that Mr. Livingston described himself as a “CPA” in after his CPA licenses had expired. Appellees’ Brief 37-38. But Ashford Prime’s Chief Operating Officer and General Counsel, David Brooks, also described himself as a “CPA” in a filing with the SEC after his license expired, also without consequence. Opening Brief 35.

II.	The District Court Committed a Further Error of Law by Applying the Wrong Legal Standard in Applying Maryland’s Business Judgment Rule

The district court also failed to apply the correct legal standard in applying Maryland’s business judgment rule.

10

Section 2-405.1(a) of the Maryland Business and Corporations Code establishes the substantive duties of directors of a Maryland corporation. It provides that a director “shall perform his duties”: (1) “[i]n good faith”; (2) “[i]n a manner he reasonably believes to be in the best interest of the corporation”; and (3) “[w]ith the care that an ordinarily prudent person in a like position would use under the circumstances.” MGCL § 2-405.1(a).

Section 2-405.1(e) codifies the business judgment rule in Maryland, and merely creates a presumption that directors have met their substantive obligations under Subsection (a). MGCL § 2-405.1(e); James J. Hanks, Jr., Maryland Corporation Law § 6.8. That presumption can be overcome by actual evidence of bad faith, personal interest, or lack of informed decision-making. Boland v. Boland, 31 A.3d 529, 548-49 (Md. 2011) (citations omitted); NCR Corp., 761 F. Supp. at 491 (“[a]ny decision undertaken on the basis of insufficient knowledge is inherently unreasonable”). “Once the challenger presents evidence adequate to rebut the presumption, the burden of production shifts back to the corporation or directors, as the case may be, to present evidence that the directors acted in accordance with Section 2-405.1.” Hanks, Maryland Corporation Law § 6.8 (citing NCR Corp., 761 F. Supp. at 491).

Despite Sessa expressly arguing that the incumbent directors’ disqualification of the Sessa Candidates was not protected by the business judgment rule because the directors acted bad faith, were personally interested in the election, and had not acted on an informed basis (ROA.16-10671.3261), the district court never addressed these issues. Instead, it applied something similar to the rational basis test from the field of constitutional law. The district court rested its decision solely on its conclusion that “the board could rationally believe the Sessa candidates had a plan they refused to disclose in their questionnaires.” (ROA.16-10671.4153-54; ROA.16-10672.4650-51)

11

A.           Sessa Has Overcome the Business Judgment Rule with Evidence the Incumbent Directors Acted in Bad Faith

The evidence of bad faith here is overwhelming. On March 24, 2016, Jonathan Kaye of Moelis & Co., which was retained specifically to assist the Company in defeating Sessa’ proxy contest, met with Sessa. Reading from written talking points, Mr. Kaye attempted to pressure Mr. Petry to abandon the proxy contest. During that conversation, he told Mr. Petry that the incumbent directors were pursuing a “strategy of declaring your nominees invalid.” (ROA.16-10672.2036) Mr. Kaye’s admission clearly suggests that the board’s decision to disqualify the Sessa Candidates was not made in good faith and was instead part of a strategy to entrench the incumbent board.

The Ashford Parties now argue that Mr. Kaye did not actually say those words. Appellees’ Brief 47 n.13. But the statement is reflected in the written talking points Mr. Kaye spoke from at the meeting, which the Company was compelled to produce in discovery. (ROA.16-10672.2035-37)

Perhaps most importantly of all, the incumbent directors have engaged in a litany of other acts of entrenchment, including the adoption of the Proxy Penalty and the Proxy Put, and their attempted issuance of “Penny Preferred.” All of this evidence demonstrates that the incumbent directors disqualified the Sessa Candidates in bad faith to perpetuate themselves in office. Opening Brief 11.

12

The incumbent directors’ bad faith is also apparent in their creation of a new, highly onerous questionnaire for the Sessa Candidates that exceeded the bylaws, leaving the Sessa Candidates only five business days to complete it before the deadline; in them raising the most trivial issues with Mr. Livingston’s responses; and in their disqualification of all five of the Sessa Candidates, even though only Mr. Petry is affiliated with Sessa. And as discussed below, it can also be seen in the fact that the incumbent directors were already well aware of Sessa’s positions (see Appellees’ Brief 41) – making any omission in Sessa’s nomination materials entirely technical.

B.           Sessa Has Overcome the Business Judgment Rule with Evidence That Ms. Carter and the Other Directors Had a Personal Interest in the Election

The Ashford Parties do not deny that directors’ decisions are not protected by the business judgment rule when they have a personal interest in the decision. Werbowsky v. Collomb, 766 A.2d 123, 138 (Md. 2001); see also Boland, 31 A.3d at 548-49; Hanks, Maryland Corporation Law § 6.8. Incumbent directors “whom are seeking reelection . . . are obviously interested in the outcome of the election” and they are therefore not protected by the business judgment rule to the extent they make decisions involving the conduct of that election. Aprahamian v. HBO & Co., 531 A.2d 1204, 1206 (Del. Ch. 1987).

13

The Ashford Parties rely on a statement in Werbowsky that “interest or dependence may not be found merely from the fact that directors are paid for their services.” Appellees’ Brief 43. However, that statement was made in the very different context of considering whether the futility exception to the demand requirement applied to a stockholder derivative suit. Werbowsky, 766 A.2d at 139. A director would not necessarily be biased against a stockholder demand merely because the director receives compensation. But the situation is different in the context of an election. As the Aprahamian court explained, a candidate for office “is likely to prefer to be elected rather than defeated” and “therefore has a personal interest in the outcome of the election even if the interest is not financial and he seeks to serve from the best of motives.” 531 A.2d at 1206.

Here, the inherent interest in being elected is compounded by a significant financial interest. All of the directors receive substantial compensation of between $149,800 and $193,880 per year in cash and stock awards for their part-time service. (ROA.16-10672-2072)

Ms. Carter, the Chair of Ashford Prime’s Nominating Committee who played a pivotal role in the disqualification of the Sessa Candidates, is particularly dependent on her compensation as an Ashford Prime director. In her deposition Ms. Carter ultimately conceded that her total annual income from all sources might be less than $200,000. (ROA.16-10672.2184) Given her strong financial interest in retaining her position on the board, her conduct in disqualifying the Sessa Candidates clearly is not protected by the business judgment rule.

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C.           Sessa Has Overcome the Business Judgment Rule with Evidence the Board Did Not Act on an Informed Basis

In its Opening Brief, Sessa presented troubling evidence that the incumbent directors never actually made any formal decision to disqualify the Sessa Candidates and that the decision was instead improperly made by Ashford Prime’s management, Ms. Carter and outside lawyers. See Opening Brief 43-46. In addition, despite being served with document requests calling for such information, the Ashford Parties produced no board minutes, resolutions, written consents, or other documents reflecting any decision by the board of directors. See Opening Brief 45-46 & n.22.

The Ashford Parties maintain that the Nominating Committee “determined that the Sessa Candidates had not complied with the Bylaws and, therefore, were ineligible to stand for election” and that the Committee “presented its findings to the full Board, which agreed and declared the Sessa Candidates ineligible.” Appellees’ Brief 15-16. For support, they cite the deposition testimony of Ms. Carter. (ROA.16-10672.4433-35)

But shockingly, Ms. Carter actually testified that she did “not recall if the board made any decision.” (ROA.16-10672.4435) In addition, Mr. McWilliams, Mr. Murphy and Mr. Bennett each testified that the board had not formally voted on whether to disqualify the Sessa Candidates. See Opening Brief 43-45. In sum, three of the four directors who were deposed, including the Lead Director and Chairman of the Board, testified that the board never actually voted to disqualify the Sessa Candidates, while the Chair of the Nominating Committee could “not recall.”

15

Under the Ashford Prime bylaws, the board can take action only by a majority vote. (ROA.16-10672.2218) The board’s failure to even hold a vote as required by the bylaws should preclude the application of the business judgment rule. See Boland, 31 A.3d at 548 (noting that the business judgment rule applies only “if the majority of the board properly exercises its business judgment”).

Sessa also presented evidence that the Ashford Prime board of directors never even looked at the Sessa Candidates’ questionnaires which were purportedly found to be deficient. Opening Brief 44. The Ashford Parties respond only with a cavalier comment that the directors who admitted they did not look at the questionnaires “were not on the Board’s Nominating and Governance Committee tasked with evaluating the Sessa Candidates’ Nomination Materials.” Appellees’ Brief 45. But that is tantamount to an admission that the full board did not act on an informed basis. See NCR Corp., 761 F. Supp. at 491-92 (board did not act on an informed basis where “information which was readily available” was “not presented to the outside Directors by management, or if it was presented, was apparently not duly considered by the Board”).

In the face of this evidence, the Ashford Parties resort to fabricating factual findings by the district court. The Ashford Parties assert that the district court found that the board acted “with due care in its deliberations.” Appellees’ Brief 44. However, the district court made no such finding.

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III.	The District Court Committed a Further Error of Law by Allowing the Incumbent Directors to Disqualify the Sessa Candidates Based on an Alleged Failure to Provide Information That Is Not Required by the Bylaws

The district court’s decision was expressly premised on the notion that the Sessa Candidates were required under the bylaws to “‘describe any plans or proposals’ that would result in a sale or transfer of material assets.” (ROA.16-10672.4649, citing Schedule 13D, 17 C.F.R. § 240.13d-101). Schedule 13D, which was cited by the district court, does require stockholders who hold more than 5 percent of a publicly traded company’s securities to make such disclosures. However, the disclosure requirements of Schedule 13D are not incorporated into the bylaws. The bylaws only incorporate the disclosure requirements of Regulation 14A, and there are no requirements to disclose such “plans” in Regulation 14A. (ROA.16-10672-2214)

It was fundamentally improper for the district court to import the disclosure requirements of Schedule 13D to do the opposite. See JANA Master Fund, Ltd. v. CNET Networks, Inc., 954 A.2d 335, 344 (Del. Ch. 2008) (advance notice bylaws are to be narrowly construed so as not to interfere with stockholder voting rights).

Recognizing the district court’s fundamental error, the Ashford Parties now argue that “Section 11(a)(3)(iv)(B) of the Bylaws requires disclosure of plans, proposals and discussions about the Company.” Appellees’ Brief 46. Section 11(a)(3)(iv)(B) actually requires the nominating stockholder to disclose its “investment strategy or objective” and to provide “a copy of the prospectus, offering memorandum, or similar document, if any, provided to investors or potential investors in such stockholder.” (ROA.16-10672.102) Sessa provided this information by including its confidential offering memorandum in the nomination materials delivered to the Company on January 15, 2016. (ROA.16-10672.3538-39)

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IV.	There Is No Valid Basis to Conclude That Sessa Had Undisclosed Plans It Refused to Disclose, as Sessa’s Views Were Openly Communicated to the Ashford Prime Board and its Stockholders

In full compliance with the obligations under Regulations 14D and 13D, Sessa made extensive public disclosures of its views regarding Ashford Prime, including its views with regard to the possible sale of the Company or its assets.2 For example, Sessa publicly announced in a January 8, 2016 13D filing with the SEC that “given the corporate governance and other issues . . . we now believe that a sale of the Company is the preferred outcome of the strategic alternatives process.” (ROA.16-10671.160) And in a detailed presentation to Ashford Prime stockholders that was filed with the SEC on March 23, 2016, Sessa expressed its views regarding the Company in great detail, including its intent to consider “any strategic action . . . including asset sales,” and to “[e]xplore all options to invalidate or renegotiate the termination fee.” (ROA.16-10671.3643-86)

2 Between January 1 and June 14, 2016, Sessa made 11 Schedule 13D filings and 25 Section 14A filings with the SEC.  Sessa’s filings are publicly available on the SEC website, at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=0001618360&action=getcompany.

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The Ashford Parties do not dispute that they were well aware of these public disclosures. In fact, the Company attached Sessa’s January 8, 2016 13D filing to its complaint in Ashford I (ROA.16-10671.151-161), and produced a copy of the March 23, 2016 investor presentation in discovery. (ROA.16-10671.3643-86)

Sessa also had extensive oral and written discussions with Ashford Prime’s incumbent board, in which Sessa candidly shared its views that the Company give serious consideration to a sale of the Company, including a meeting with members of the board on January 5, and a letter to them on January 7, 2016. (ROA.16-10672.4415, .4417-20) In fact, the Ashford Parties contend that Mr. Petry “advised them . . . of his plan” in these discussions, and try to use them as evidence that Sessa had plans to sell the Company.3 Appellees’ Brief 41. But what these communications really show is that Sessa’s position on a sale of Ashford Prime was no secret. Indeed, the January 7 letter was publicly filed with the SEC as part of Sessa’s January 8, 2016 13D filing.4

The Ashford Parties argue this Court should affirm the district court’s decision on the basis of its finding that “the board could rationally believe the Sessa Candidates had a plan they refused to disclose on their questionnaires and thus were ineligible.” Appellees’ Brief 42 (emphasis added). In other words, their position is that even if Sessa disclosed its putative plans as described, the incumbent directors appropriately disqualified the Sessa Candidates for not including those same communications in the Sessa’s Candidates’ completed questionnaires on January 15, 2016.

3 The Ashford Parties take great liberties in describing the communications in their brief. A review of the materials cited will show that Mr. Petry never said he had a “plan to force a hasty sale of the Company.” Appellees’ Brief 41.

4 To be clear, Sessa has never had any definitive plans or proposals to sell the Company or its assets, merely the sort of tentative views that have squarely been held not to require disclosure under Schedule 13D. See Opening Brief 47 (discussing cases). Sessa has nevertheless fully disclosed those views in Schedule 13D filings.

19

This is precisely the sort of “inequitable” application of advance notice provisions Maryland and Delaware courts have made clear should be struck down. Shaker, 2005 WL 914385, at *4; Openwave Sys. Inc. v. Harbinger Capital Partners Master Fund I, Ltd., 924 A.2d 228, 239 (Del. Ch. 2007) (“[W]hen advance notice bylaws unduly restrict the stockholder franchise or are applied inequitably, they will be struck down.”); Hubbard v. Hollywood Park Realty Enters., Inc., 1991 WL 3151, at *7 (Del. Ch. Jan. 14, 1991) (same); see also 5 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 2025 (Sept. 2015) (explaining that the right to elect directors is so fundamental that it should “not be annulled for purely technical reasons”).

V.	Sessa Has Not Waived its Right to Request a New Election

The Ashford Parties’ waiver arguments are entirely without merit. Sessa has not raised new issues on appeal. At the outset of the litigation, Sessa sought an order requiring the board to approve the Sessa Candidates for purposes of the Proxy Penalty. Then, when the Company revealed its plan to disqualify the Sessa Candidates, Sessa moved to expand the scope of the injunctive relief sought to include an order that the Sessa Candidates be permitted to stand for election. (ROA.16-10671.2644-49) That motion was denied in the district court’s preliminary injunction decision (ROA.16-10671.4154 n.3; ROA.16-10672.4651 n.3), and all of the other issues raised in this appeal were presented and briefed in connection with that motion and in the briefing on Sessa’s preliminary injunction motion. (ROA.16-10671.351-.880; .2644-720; .3252-634; .3707-.4095)

20

Sessa has asked for substantially the same relief throughout the course of this litigation – an order requiring Ashford Prime and its incumbent directors to permit the Sessa Candidates to stand in a free and fair election so that the Ashford Prime stockholders can choose the Company’s directors, as they are entitled to do under Maryland law. MGCL § 2-404(b)(1). Sessa’s request for relief has been adjusted only as necessitated by developments over time. Sessa initially sought prospective relief to ensure that the election would be conducted. But after the district court entered its preliminary injunction, that became impossible and it was entirely appropriate to then move this Court to stay the district court’s order and postpone the annual meeting. After that motion was denied and the Company held the meeting, it was necessary to request this Court to undo the tainted election and order a new one. Opening Brief 56-57.

21

The Ashford Parties’ contention that this amounts to waiver was squarely rejected in W. Dist. Council of Lumber Prod. & Indus. Workers v. La. Pac. Corp., 892 F.2d 1412, 1416 (9th Cir. 1989). In that case, the defendant corporation argued that the shareholder plaintiff’s appeal could not seek a new election because in the district court the plaintiff had “sought only a preliminary injunction enjoining [defendant] from voting any proxies,” not rescission of the election. Id. Here, the election was not held until after the appeal was commenced. Sessa “could hardly be expected to request the rescission of an election that had not occurred when its complaint was filed.” Id.; see also Kennecott Copper Corp. v. Curtiss-Wright Corp., 584 F.2d 1195, 1200-01 (2d Cir. 1978) (“Equity demands . . . that the . . . annual meeting be voided in whole or in part so as to permit a new election of directors” where there was a “strong likelihood . . . that the election results were influenced by . . . the district court’s election-eve decision.”).

Given the district court’s preliminary injunction decision, it would be futile to require Sessa to ask the district court for an order setting aside the annual meeting. Doing so would merely delay the resolution of those issues, allowing the incumbent directors to continue to remain in office unjustly. Indeed, this Court has already recognized the urgency of this appeal by granting Sessa’s request that it be expedited.5

5 To the extent the Ashford Parties are complaining that Sessa did not first seek a stay of the preliminary junction decision from the district court, their position is foreclosed by Rule 8, which expressly provides that a party need not first seek relief in the district court where “moving first in the district court would be impractical.” Fed. R. App. P. 8(a)(2)(A)(i) Fed. R. App. P. 8(a)(2)(A)(i). Because the annual meeting was scheduled for June 10, 2016, Sessa had no time to first seek a stay in the district court. (Fifth Circuit case no. 16-10671, ECF Nos. 513522110 & 513527816)

22

There is also no merit to the Ashford Parties’ assertion that Sessa declined to ask the district court to stay the annual meeting as a “tactical matter.” Appellees’ Brief 24. In making this argument, the Ashford Parties take the comments of Sessa’s counsel out of context. When the district court asked Sessa’s counsel whether the annual meeting should be postponed, it did so in the context of a proposal to postpone the annual meeting in order to allow for curative disclosures, specifically to have the “current proxies canceled and start over with fresh proxy statements.” (ROA.16-10671.4200)

“Neither of the[ ] aims” of the general waiver rule “would be furthered by invoking waiver here.” Barefoot Architect, Inc. v. Bunge, 632 F.3d 822, 835 (3d Cir. 2011). The waiver rule “serves two purposes: ensuring that the necessary evidentiary development occurs in the trial court, and preventing surprise to the parties when a case is decided on some basis on which they have not presented argument.” Id. (citing Hormel v. Helvering, 312 U.S. 552, 556 (1941)). The parties sought injunctive relief from the outset of this case, thoroughly briefed the issues, and developed an evidentiary record through discovery.6

6 The cases cited by the Ashford Parties are all inapposite. For example, in Peterson v. Bell Helicopter Textron, Inc., the plaintiff had never requested any form of injunctive relief until after judgment was entered, thus severely prejudicing the defendant. 806 F.3d 335, 338-39 (5th Cir. 2015).

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VI.	The Court Should Require the Incumbent Directors to Approve the Sessa Candidates for Purposes of the Proxy Penalty and Beware the Ashford Parties’ Efforts to Confuse the Issues

In a move smacking of desperation, the Ashford Parties attempt to confuse the Court on a critical issue. Under Maryland law and the Company’s bylaws, the stockholders have the exclusive right to elect the Company’s directors, along with a corollary right to nominate candidates for election. The incumbent directors have no right to approve or disapprove stockholder-nominated candidates and determine who may stand for election. See Opening Brief 27-35. At pages 35-39 of their brief, the Ashford Parties attempt to create the impression that they have such a right by confusing the issue with the separate approval rights the incumbent directors granted themselves under the Third Amended Advisory Agreement (“TAAA”).

Under the TAAA, the incumbent directors may “approve” candidates for the purposes of avoiding the contractual termination fee. But the TAAA does not purport to allow incumbent directors to determine whether a stockholder-nominated candidate can stand for election, nor could it. (ROA.16-10671.3295) It merely provides for a potential financial penalty (the “Proxy Penalty”) if stockholders elect a majority of directors who have not been “approved” or “recommended” by the incumbent board. (Id.) As such, the TAAA actually confirms that stockholders have the right to nominate and elect whomever they chose as the Company’s directors.

24

On the issue of the Proxy Penalty, the Delaware Chancery Court’s decision in Kallick v. SandRidge Energy, Inc., 68 A.3d 242 (Del. Ch. 2013) is controlling. The Hills decision cited by the Ashford Parties is not to the contrary, as it involved merely severance packages for key employees and thus did not present the same potential consequences as the massive Proxy Penalty. See Hills Stores Co. v. Bozic, 769 A.2d 88, 91-92 (Del. Ch. 2013); SandRidge, 68 A.3d at 262 (distinguishing Hills). Furthermore, the Hills decision was premised on an implied covenant of good faith and fair dealing for the benefit of the key employees. See Hills Stores Co., 769 A.2d at 108. The TAAA is governed by Texas law, (16-10671.3302), which does not recognize an implied duty of good faith and fair dealing in contracts except in limited circumstances not applicable here. See Williamson-Dickie Mgf. Co. v. Apparel Ltd., 2015 U.S. Dist. LEXIS 75227, *5-*7 (N.D. Tex. 2015). Thus, Ashford Prime owes its advisors no duty to vet, evaluate or pass judgment on candidates before “approving” them for purposes of the TAAA.

VII.	The Alternative Grounds for Affirmance Urged by the Ashford Parties Are Without Merit and Should Not Be Addressed by This Court in the First Instance

The Ashford Parties ask this Court to affirm the district court’s decision on the basis of a litany of alleged violations of the federal securities laws and the bylaws, none of which were addressed by the district court below. The Court should decline to reach issues. See United States v. Jenkins, 974 F.2d 32, 34 (5th Cir. 1992) (declining to “consider all the wide ranging issues” issues raised by a party in connection with an interlocutory appeal). In any event:

Sessa and Livingston did not form an undisclosed group for the purpose of purchasing Ashford Prime stock. Appellees’ Brief 48-49. As explained above, the evidence establishes that Livingston’s nominal purchase of Ashford Prime stock was done independently after he was put forward by Sessa as a board candidate.

25

Sessa did not violate Schedule 13D by failing to disclose its “plans or proposals regarding the sale of Ashford Prime and its assets.” Appellees’ Brief 49-50. As explained previously, Sessa had no definitive plans or proposals, but nevertheless filed a January 8, 2016, Schedule 13D disclosing that it viewed a sale as the preferred outcome” of the Company’s strategic review.” (ROA16-10671.160)

For the same reasons, Sessa did not violate Item 5(b)(1)(xii) of Schedule 14(a) by failing to “disclose their plans” and any “attendant risks.” Appellees’ Brief 50. Sessa’s SEC’s filings are replete with discussions of the risks associated with the Proxy Penalty. Moreover, Item 5(b)(1)(xii) does not even require the disclosure of “plans” and “attendant risks.” 17 C.F.R. § 240.14a-101, Item 5(b)(1)(xii).

Sessa did not violate the bylaws “by failing to disclose in their Nomination Materials the significant consequences and economic risks” attending the election of the Sessa Candidates. Appellees’ Brief 51. The Company and the incumbent directors were well aware of the Proxy Penalty, which created those risks. Regardless, Sections 11(a)(3)(iv)(B) and 11(a)(4) of the bylaws do not require disclosure of “significant consequences” or “economic risks” if a director candidate is elected. (ROA.16-10672.102-03)

Finally, Sessa and Livingston did not violate by the bylaws by failing to disclose his purchase of the Company’s stock. Appellees’ Brief 51-52. Livingston purchased the stock after his nomination materials were submitted, and the bylaws require updates only in the event of a “material” change. (ROA.16-10672.2214) Livingston’s purchase of less than .000016% of Ashford Prime’s outstanding common stock was hardly material. Moreover, Sessa was uninvolved and unaware of the purchase when it was made on January 19, but disclosed the purchase in an SEC filing on February 4, 2016, after learning of it. (ROA.16-10672.2627)

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VIII.	The Equities Sharply Favor Sessa

The equities in this case sharply favor Sessa. Under Maryland law, stockholders have the exclusive right to elect a corporation’s directors. MGCL § 2-404(b)(1). And the incumbent directors have a duty to ensure that elections are conducted with scrupulous fairness. Shaker, 2005 WL 914385, *5-6 (citing Blasius Indus., Inc., 564 A.2d at 659-60). By disqualifying all of the Sessa Candidates, the incumbent directors effectively re-elected themselves and deprived the stockholders of their right to choose the Company’s directors.

Allowing the Sessa Candidates to participate in a fair election would obviously not harm stockholders or Ashford Prime. Rather, it would serve the interests of the stockholders, and, since Ashford Prime is a public company, the public.

The results of the stockholder vote that took place on June 10, 2016 eliminate any doubt that the equities favor Sessa. Foreclosed from voting for the Sessa Candidates by the district court’s order, the stockholders expressed their disapproval of the incumbent director’s actions and desire for change in the boardroom by voting 2-1 to “withhold” their votes from the incumbent directors.

27

The Ashford Parties argue that but for the district court’s order, stockholders would have been irreparably harmed by casting “meaningless votes for invalid nominees” (Appellees’ Brief 53), and that the public interest was served by reducing “shareholder confusion at the annual meeting” (Appellees’ Brief 55). But in the ultimate irony, the district court’s order precluded the stockholders from having any candidates other that the incumbent directors, effectively making all of the stockholders’ votes meaningless.

In this proxy contest, the incumbent directors lobbied the stockholders vigorously to reject the Sessa Candidates, issuing press releases and making SEC filings raising the same complaints with the Sessa Candidates and their purported plans to sell the Company that they have complained of in this litigation. (See e.g., ROA.16-10671.862) The district court should have merely required the incumbent directors to conduct a free and fair election and allowed the stockholders to decide who to elect.

CONCLUSION

For the foregoing reasons, Sessa respectfully submits that the district court’s decision should be reversed, and that the Court should enter the order requested in its Opening Brief.

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Date: July 19, 2016	Respectfully submitted,

s/ Glen E. Summers

John D. Byars

john.byars@bartlit-beck.com

Bartlit Beck Herman Palenchar & Scott LLP

Courthouse Place

54 W. Hubbard Street, Suite 300

Chicago, Illinois 60654

Telephone No. (312) 494-4400

Facsimile No.: (312) 494-4440

Glen E. Summers, Lead Counsel

glen.summers@bartlit-beck.com

Joseph W. Doman

joe.doman@bartlit-beck.com

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No.: (303) 592-3140

Attorneys for Appellants

29

CERTIFICATE OF COMPLIANCE

The undersigned certifies that this brief complies with the type-volume limitations required under Fed. R. App. P. 32(a)(7)(B). Exclusive of the portions of the brief exempted under Fed. R. App. P. 32(a)(7)(B)(iii), this brief consists of 6,985 words as measured by Microsoft Word 2013 version 15.0.4823.1001. This brief complies with the typeface requirements of Fed. R. App. P. 32(a)(5) and the type style requirements of Fed. R. App. P. 32(a)(6) because it has been prepared in Garamond, a proportionally spaced typeface using Microsoft Word 2013 in font size 14.

s/ Glen E. Summers

Glen E. Summers, Lead Counsel

glen.summers@bartlit-beck.com

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No.: (303) 592-3140

Attorneys for Appellants

30

CERTIFICATE OF SERVICE

I certify that on July 19, 2016, the foregoing Brief was filed electronically using the Court’s CM/ECF system, which will give notice of the filing to counsel.

s/ Glen E. Summers

Glen E. Summers, Lead Counsel

glen.summers@bartlit-beck.com

Bartlit Beck Herman Palenchar

& Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No.: (303) 592-3140

Attorneys for Appellants

31